SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT, dated as of April [ ], 2022 (as amended, restated or otherwise modified from time to time, this "**Supplemental Agreement**"), is by and among Digital Grid (Hong Kong) Technology Co. Limited, a Hong Kong company ("**Digital Grid**"); Bank of China Limited Zhejiang Branch ("**Bank of China**"); Newegg Inc., a Delaware corporation ("**Newegg DE**"); Newegg Commerce, Inc., a limited liability company organized in the British Virgin Islands with its common shares traded on The Nasdaq Capital Market under the symbol "NEGG" and formerly known as Lianluo Smart Limited ("**Newegg Commerce**"); and Hangzhou Lianluo Interactive Information Technology Co., Ltd., a company organized under the laws of the People's Republic of China ("**Hangzhou Lianluo**").

W I T N E S S E T H:

WHEREAS, Digital Grid and Bank of China entered into that certain Term Loan Facility of $140,000,000 on June 26, 2017, and Digital Grid, Hangzhou Lianluo and their affiliates on the one hand and Bank of China and its affiliates on the other hand entered into subsequent credit agreements, amending and supplementing the Term Loan Facility (including without limitation the Working Capital Loan Contracts (Contract Nos. 19ARJ016, 19ARJ059, 19ARJ060, 19ARJ061) between Hangzhou Lianluo and Bank of China, the Letter of Guarantee/Standby Letter of Credit (Contract No. Letter of Guarantee 17001467), and collectively, the "**Credit Agreements**"), pursuant to which Bank of China has provided certain loans and extension of credits in the total principle amount of RMB 399,964,013.79 and USD $66,463,774.94 to Digital Grid, Hangzhou Lianluo and their affiliates (such loans and credits, the "**Loan**");

WHEREAS, Digital Grid was the record and beneficial owner of a total of 38,143,279 shares of common and preferred stock of Newegg DE (the "**Original Pledged Shares**"), and in order to induce Bank of China to provide the Loan, Digital Grid entered into a Pledge Agreement with Bank of China dated April 26, 2019, as amended and restated from time to time including without limitation by that Supplemental and Novation Agreement dated February 10, 2021 (the "**Pledge Agreement**") and pursuant thereto and in connection therewith, pledged the Original Pledged Shares to Bank of China;

WHEREAS, Newegg Commerce (under its former name Lianluo Smart Limited), Lightning Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newegg Commerce, and Newegg DE entered into an Agreement and Plan of Merger dated October 23, 2020, pursuant to which each share of the capital stock of Newegg DE that was issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 5.8417 common shares of Newegg Commerce (the "**Merger**") and the Merger was completed on May 19, 2021;

WHEREAS, Digital Grid, Bank of China and Hangzhou Lianluo entered into a Supplemental and Novation Agreement dated February 10, 2021 (the "**Merger Consent**"), pursuant to which Bank of China consented to the Merger and Digital Grid, upon the completion of the Merger, would surrender the Original Pledged Shares in exchange for, and to convert the same into, 222,821,592 duly authorized, validly issued, fully-paid and non-assessable common shares of Newegg Commerce (the "**Exchange Shares**");

WHEREAS, Newegg Commerce filed a Registration Statement number 333-261077 (the "**Registration Statement**") with the Securities and Exchange Commission (the "**Commission**") on Form F-1 on November 15, 2021 and amended on December 10, 2021 to register a public offering (the "**Offering**") of a certain number of common shares of Newegg Commerce;

WHEREAS, the execution of an underwriting agreement (the "**Underwriting Agreement**") relating to the Offering to be entered into by and between Stifel, Nicolaus & Company, Incorporated ("**Stifel**"), as the representative of the underwriters participating in the Offering (the "**Underwriters**"), and Newegg Commerce is contemplated to occur on the day when the Registration Statement is declared effective by the Commission (the "**Effective Date**"), and the closing (the "**Closing**") of the Offering would occur between two and three trading days after the Effective Date provided Closing shall not fall on any weekend day or bank holiday in US;

WHEREAS, in May 2020, Bank of China filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd., a wholly-owned subsidiary of Hangzhou Lianluo and the sole parent company of Digital Grid ("**Beijing Digital Grid**"), and Mr. Zhitao He in the Hangzhou Intermediate People's Court in China (the "**Hangzhou Court**"), and on December 31, 2021, such court entered final and binding judgments against Digital Grid, Hangzhou Lianluo, Beijing Digital Grid and Mr. Zhitao He, ruling that Digital Grid and its affiliates must repay Bank of China certain amounts owed under the Credit Agreements (the "**Hangzhou Court Judgments**");

WHEREAS, at the request of Hangzhou Lianluo and Digital Grid, Bank of China executed and provided a certain commitment letter, dated November 10, 2021 (the "**Payoff Letter**"), with respect to the intention and plan of Hangzhou Lianluo and Digital Grid to repay all of the debts relating to the Loan on or before June 30, 2022;

WHEREAS, Computershare Limited ("**Computershare**") is acting as the transfer agent for Newegg Commerce in connection with its common shares and the Offering and the transactions contemplated in this Supplemental Agreement pursuant to an executed transfer agent engagement/service agreement; and

WHEREAS, on January 26, 2022, the parties to this Supplemental Agreement entered into a Share Exchange Agreement (the "**Share Exchange Agreement**"), pursuant to which the parties recertified that upon the consummation of the Merger and their issuance, the Exchange Shares have immediately and automatically without further action on the part of any party became Pledged Collateral (as defined in the Pledge Agreement) and have been since become subject to the Pledge Agreement in replacement of, the Original Pledged Shares; and as of the date hereof, (1) Bank of China has, at Digital Grid's request, couriered the physical stock certificates for the Original Pledged Shares to Computershare at 462 South 4th Street, Suite 1600, Louisville, KY 40202, U.S. and (2) Newegg Commerce has sent Computershare, with Digital Grid and Bank of China prominently copied, the instruction letter properly acknowledged by Computershare, as attached as Exhibit A to the Share Exchange Agreement, to so direct Computershare to exchange the physical stock certificates for the Original Pledged Shares for a newly issued electronic certificate for the Exchange Shares, which should be held in Digital Grid's name but contain electronic restrictive legends necessary to reflect that the Exchange Shares (i) constitute the

Pledged Collateral and are subject to Bank of China's pledge pursuant to the Pledge Agreement and (ii) are restricted from assignment, transfer, conveyance or other disposition until Bank of China's pledge is removed from the Exchange Shares. The physical stock certificates for the Original Pledged Shares so surrendered have been cancelled and the Exchange Shares have been duly issued in electronic form with the restrictive legends noted as set forth above.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement and the Credit Agreements.

2. Removal of the Pledge on the Exchange Shares. In connection with the proposed Offering, the parties hereby agree as follows:

(a) If the Closing of the Offering occurs before June 30, 2022:

(i) Upon the Effective Date for the Registration Statement, Newegg Commerce and Digital Grid shall issue an instruction letter to Computershare, properly acknowledged by Computershare and with Bank of China prominently copied, in the form attached hereto as Exhibit A, instructing Computershare to, subject to the terms of the Underwriting Agreement, (1) transfer to Stifel's brokerage account, at the Closing, the number of the Exchange Shares (the "**Settled Exchange Shares**") determined by dividing (i) the Paid Liabilities (defined below) as of Closing, which amount is listed in Schedule 1 hereto, by (ii) the per-share price paid by the Underwriters in the Underwriting Agreement, and (2) remove the Bank of China pledge-related legends and restrictions upon the Settled Exchange Shares as specified in such joint instruction letter. Simultaneously therewith, the Settled Exchange Shares shall be immediately released from, and no longer subject to, the Pledge Agreement and free from any encumbrances created thereunder.

(ii) Digital Grid and Newegg Commerce shall cause the Underwriting Agreement to be substantially in the form attached hereto as Exhibit D, which shall explicitly and irrevocably instruct and direct the Underwriters to remit and pay, and contain an affirmative covenant by the Underwriters to so remit and pay, immediately upon Closing, for the Settled Exchange Shares with the cash proceeds from the Offering directly to the USD bank account(s) designated by Bank of China. Bank of China shall provide its USD bank account(s) details in a timely fashion to be included in the Underwriting Agreement and such bank account(s) cannot be subsequently altered without written consent from Bank of China.

For the avoidance of doubt, such cash proceeds would all be used to pay off the liabilities under the Loan as set forth in Schedule 1 hereto (if and when paid, the "**Paid Liabilities**"), which shall include without limitation the principal and accrued interest on the Loan. Digital Grid, Hangzhou Lianluo and their affiliates on the one hand, and Bank of China on the other hand, hereby agree that the amounts specified in Schedule 1 are the final agreed-upon amounts by the parties as of the Closing except for the Remaining Liabilities (as defined below) and when such amounts are paid at the Closing to, and received at, the aforementioned accounts of Bank of China, the Paid Liabilities shall be deemed fully and completely paid off and satisfied. Upon the full and

complete repayment and satisfaction of the Paid Liabilities, Hangzhou Lianluo, Digital Grid, Beijing Digital Grid, Mr. Zhitao and Bank of China shall immediately and jointly execute a satisfaction and payoff letter to acknowledge and confirm the full repayment of the Paid Liabilities. Notwithstanding anything to the contrary set forth above, any or all penalties, penalty interest, fees and expenses (other than the Paid Liabilities) related to the Loan (the "**Remaining Liabilities**") shall remain outstanding subject to the terms of the Credit Agreements, the Pledge Agreement and this Supplemental Agreement unless and until Hangzhou Lianluo, Digital Grid and any of their affiliates elects to repay, with the additional cash proceeds from the Offering (if any) or any other cash sources. Hangzhou Lianluo and Digital Grid affirmatively undertake that USD $2,000,000 of such Remaining Liabilities shall be paid no later than December 31, 2022 and the remainder by December 31, 2023. Upon the full and complete repayment and satisfaction of the Remaining Liabilities, (i) Hangzhou Lianluo, Digital Grid and Bank of China shall immediately and jointly execute a satisfaction and payoff letter to acknowledge and confirm the full repayment of the Remaining Liabilities; and (ii) all security interests, pledges and liens granted to, held by or in favor of Bank of China in the Original Pledged Shares, the Exchange Shares, the New Collateral (as defined below) and the Repledged Shares (as defined below, if any) as security for the Loan are immediately and automatically discharged and released in full pursuant to Section 3 hereof.

(iii) Concurrent herewith, Hangzhou Lianluo and Bank of China shall enter into a new pledge agreement (the "**New Pledge**") whereby (1) Hangzhou Lianluo will pledge 30% of the issued and outstanding shares, free and clear of any and all encumbrances, of Beijing Digital Grid (the "**New Collateral**") to Bank of China to secure all remaining liabilities under the Credit Agreements, including without limitation the Remaining Liabilities; and (2) such New Pledge shall become effective and be registered and recorded with the competent local market supervision administration no later than the Effective Date; and (3) conditional on the payment of the Paid Liabilities and immediately upon such recordation with the competent local market supervision administration , the Pledge Agreement shall be automatically terminated without further action on the part of any party, and the Exchange Shares shall no longer constitute Pledge Collateral.

(iv) On the Closing, conditional on the receipt of the Paid Liabilities by Bank of China and subject to paragraph (iii) above, Newegg Commerce will send a second instruction letter to Computershare, a form of which is attached hereto as Exhibit B, instructing Computershare to remove the restriction relating to the Pledge Agreement on all remaining Exchange Shares.

(v) Promptly after the date hereof, Digital Grid and Bank of China shall enter into a new share pledge agreement substantially in the form of the Pledge Agreement, pursuant to which, if six months from the Closing of the Offering and repayment of the Paid Liabilities as set forth in Schedule 1 hereto, if and to the extent any Remaining Liabilities remains outstanding, Digital Grid shall pledge 30 million unencumbered shares of Newegg Commerce owned beneficially and of record by Digital Grid (the "**Re pledged Shares**") to Bank of China to provide additional security for such Remaining Liabilities in additional to but not in lieu of the New Collateral; *provided* however, unless Hangzhou Lianluo and/or Digital Grid materially breaches their obligations under this Supplemental Agreement, or Digital Grid attempts to encumber or dispose such Re-pledged Shares or any other third party attempts to attach or

foreclose on such Re-pledged Shares, Bank of China shall not commence to foreclose on such Re-pledged Shares on the basis of the Hangzhou Court Judgments until after the 6-month anniversary of Closing.

(b) If the Closing of the Offering has not occurred by June 30, 2022, Newegg Commerce, with Digital Grid and Bank of China prominently copied shall issue another instruction letter to Computershare, a form of which is attached hereto as Exhibit C, instructing Computershare to undo and revert *ab initio* any changes made pursuant to instruction letters attached hereto as Exhibit A and Exhibit B, and convert the electronic certificate for the Exchange Shares into one properly signed and duly authorized original paper form with all the original restrictive legends and endorsements and courier it to Bank of China promptly at an address to be provided by Bank of China.

3. UCC Lien Release. Immediately upon the full and complete repayment and satisfaction of the Paid Liabilities and the proper recordation of the New Pledge, all security interests, pledges and liens granted to, held by or in favor of Bank of China in the Original Pledged Shares and the Exchange Shares as security for the Loan are immediately and automatically discharged and released in full. Immediately upon the full and complete repayment and satisfaction of the Loan (including the Remaining Liabilities), all security interests, pledges and liens granted to, held by or in favor of Bank of China in, including but not limited to the Original Pledged Shares, the Exchange Shares, the New Collateral and the Re-pledged Shares (if any) as security for the Loan are immediately and automatically discharged and released in full. Bank of China hereby authorizes Digital Grid and its counsel to file on behalf of Bank of China any UCC-3 termination statement and other releases necessary to effectuate the releases contemplated in this Supplemental Agreement, in each case, without recourse and without representation or warranty of any kind (either express or implied). At any time and from time to time, upon the reasonable written request and at the expense of Digital Grid, Bank of China will promptly execute and deliver any and all further instruments and documents and take such further action as Digital Grid may reasonably request to effectuate, evidence or reflect of public record, the release of the security interests and liens referred to in this Supplemental Agreement, in each case, without recourse and without any representation or warranty of any kind (either express or implied).

4. Representations and Warranties and Further Agreements. Each party hereto represents and warrants and agrees as follows:

(a) This Supplemental Agreement has been duly authorized, executed and delivered by such party.

(b) The execution and delivery by such party of, and the performance by such party of its obligations under, this Supplemental Agreement does not and will not contravene (i) any provision of applicable law, (ii) the governing documents of such party, (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over such party or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body, court or agency is required for the performance by such party of its obligations under this Supplemental Agreement

(c) Each of Newegg Commerce and Digital Grid hereby covenants that it shall faithfully comply with all its public disclosure obligations under applicable securities laws and regulations with respect to the pledge of Exchange Shares and the Re-pledged Shares.

5. Governing Law; Binding Agreement. The provisions of this Supplemental Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without regard to conflict of laws principles. This Supplemental Agreement may not be modified except by a writing executed by the parties hereto. This Supplemental Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Supplemental Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

6. Effectiveness.

(a) The Pledge Agreement, the Credit Agreements and other related agreements and instruments shall remain in full force and effect unless and until explicitly and specifically terminated, amended, modified, novated or superseded, as the case may be, by this Supplemental Agreement.

(b) The Purchase and Sale Agreement dated November 11, 2021 between Newegg Commerce and Digital Grid is hereby terminated.

(c) The Payoff Letter is hereby terminated.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed as of the date first written above.

DIGITAL GRID (HONG KONG) TECHNOLOGY CO., LIMITED
By:__________
Name:__________
Title:__________

BANK OF CHINA LIMITED ZHEJIANG BRANCH
By:__________
Name:__________
Title:__________

NEWEGG INC.
By:__________
Name: Anthony Chow
Title: CEO

NEWEGG COMMERCE, INC.
By:__________
Name: Anthony Chow
Title: CEO

HANGZHOU LIANLUO INTERACTIVE INFORMATION TECHNOLOGY CO., LTD.
By:__________
Name:__________
Title:__________

EXHIBIT A

JOINT INSTRUCTION LETTER
Issued at Effective Date to Transfer Shares to Underwriters

Newegg Commerce, Inc.
17560 Rowland Street
City of Industry, CA 91748

[__], 2022

VIA EMAIL
Computershare
6200 S. Quebec St.
Greenwood Village, CO 80111
Amanda.Lewis@computershare.com

Re: Newegg Commerce, Inc.

Computershare team,

Newegg Commerce, Inc., a business company incorporated under the laws of the British Virgin Islands (NEGG), hereby authorizes and direct you, as transfer agent for NEGG securities, to do the following:

1) Remove legend 71 (Bank of China Restricted Stock Agreement) and 72 (SH Agreement) with respect to the following:

Units	Paper / Electronic	Class	Holder Identifier
[X]	Electronic	C01 (Newegg Commerce common shares)	C0000000027 (Digital Grid (Hong Kong) Technology Co Limited)

After release of the legends noted in step 1 above, this holder should have:

[222,821,592 - X] remaining units in book entry form with legends 71 and 72

2) After step 1, please transfer the [X] book entry units without legends through the DWAC process with the following transaction information:

Broker Name:	[Stifel]
DTC Participant #:	[____]
Broker Phone/email:	[____]
# of Shares:	[X] units; Class C01; Issuer Newegg Commerce, Inc.
Control #:	S1 BoC payoff shares
Entry Date:	[____]
Settlement Date:	[____]
Special Instructions:	[____]

Please contact Matt Strathman at (626) 271-9700 extension 22010 or Matt.O.Strathman@newegg.com if you need any additional information regarding this request.

NEWEGG COMMERCE, INC.

By:______________________________
Name: Matt O. Strathman
Title: General Counsel

Digital Grid (Hong Kong) Technology Co., Limited

By:______________________________
Name:
Title:

EXECUTION COPY

EXHIBIT B

INSTRUCTION LETTER
Issued at Closing to Release Pledge on Exchange Shares

Newegg Commerce, Inc.
17560 Rowland Street
City of Industry, CA 91748

[__], 2022

VIA EMAIL
Computershare
6200 S. Quebec St.
Greenwood Village, CO 80111
Amanda.Lewis@computershare.com

Re: Newegg Commerce, Inc.

Computershare team,

Newegg Commerce, Inc., a business company incorporated under the laws of the British Virgin Islands (NEGG), hereby authorizes and direct you, as transfer agent for NEGG securities, to do the following:

Remove legend 71 (Bank of China Restricted Stock Agreement) with respect to the following:

Units	Paper / Electronic	Class	Holder Identifier
[222,821,592 - X]	Electronic	C01 (Newegg Commerce common shares)	C0000000027 (Digital Grid (Hong Kong) Technology Co Limited)

Note that legend 72 should remain on the electronic certificate.

Please contact Matt Strathman at (626) 271-9700 extension 22010 or Matt.O.Strathman@newegg.com if you need any additional information regarding this request.

NEWEGG COMMERCE, INC.

By:____________________________
Name: Matt O. Strathman
Title: General Counsel

EXHIBIT C

INSTRUCTION LETTER
Issued if the Closing has not Occurred by July 31, 2022

EXHIBIT D

UNDERWRITING AGREEMENT

BOC Account Info

SWIFT CODE: BKCHCNBJ910
BANK NAME: BANK OF CHINA ZHEJIANG BRANCH
ADD: NO.321 FENGQI ROAD HANGZHOU ZHEJIANG CHINA

ACCOUNT NAME: BANK OF CHINA ZHEJIANG BRANCH
ACCOUNT NO.: 27005
ADD: NO.321 FENGQI ROAD HANGZHOU ZHEJIANG CHINA

SCHEDULE 1

Principal and Regular Interest

Repayment Date	Repayment Amount (USD)
5/31/2022	147,000,000
6/30/2022	148,000,000

The "Repayment Amount" listed in the table above only shows the sum of the Paid Liabilities as of a specific date. Any repayment that occurs in between the dates above shall be interpolated on a straight line basis for each full or partial calendar day that elapses, rounded to the nearest whole calendar day.